Exhibit 5.1

June 11, 2009

Far East Energy Corporation
363 N. Sam Houston Parkway East., Suite 380
Houston, TX  77060

Ladies and Gentlemen:

We have acted as special Nevada corporate counsel for Far East Energy Corporation, a Nevada corporation (the "Company"), in connection with the sale by  certain stockholders of a total of 31,102,310 shares (the "Shares") of Common Stock, $.001 par value consisting of 23,457,310 of the Shares issuable upon the exchange of the interest and principal on the Exchangeable Note dated March 13, 2009 of the Company’s wholly-owned subsidiary, Far East Energy (Bermuda), Ltd. (the "Exchangeable Note"), 7,420,000 of the Shares issuable upon the exercise of the Company’s Warrant dated March 13, 2009 (the "Warrant"), and 225,000 of the Shares issuable upon the exercise of options issued by the Company (the "Options"). This opinion letter is submitted to you at your request in connection with the filing by the Company of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission with respect to such sale.

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:

i.  The articles of incorporation, bylaws, and the charter of the compensation committee of the board of directors of the Company as are currently in effect.

ii.  A certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors and/or the committee thereof.

iii.  The form of the Securities Purchase Agreement dated March 13, 2009 pursuant to which the Exchangeable Note and the Warrant were issued, the Exchangeable Note, Warrant, and the Options, (collectively, the "Instruments and Agreements").

In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that each of the Instruments and Agreements has been duly executed and delivered by the appropriate parties and is valid and legally binding on the parties, and that the Shares have been issued in accordance with its terms. As to certain matters expressed herein, we have relied upon and assumed the accuracy and completeness of certificates and reports of various state authorities and public officials and of the Company.

Far East Energy Corporation
June 11, 2009

We are admitted to the Bar of the State of Nevada, and in rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada.  We are not members of the Bar of any state other than the State of Nevada, and, therefore, except for the laws of the State of Nevada, we express no opinion as to the laws of any other state, federal laws of the United States of America, or other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions exceptions, qualifications and limitations set forth herein, we are of the opinion that:

The Shares have been duly authorized and will be, when issued and delivered pursuant to the terms of the applicable Instruments and Agreements upon exercise or exchange, as the case may be, and payment or delivery of the consideration therefor to the extent required by the applicable Instruments and Agreements, validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter).  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.  We consent to the filing of this opinion letter as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.

Very truly yours,

COPPEDGE EMMEL & KLEGERMAN PC

cc:  Baker & McKenzie LLP